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                                    EXHIBIT E

           APPRAISAL DEMAND LETTER FOR RCG CARPATHIA MASTER FUND, LTD.

                                   Cede & Co.
                          The Depository Trust Company
                                 55 Water Street
                               New York, NY 10041

                                                                January 16, 2004
Concerto Software, Inc.
6 Technology Park Drive
Westford, MA 01886

         Attn:    Paul R. Lucchese (Secretary)

Gentlemen:

         Cede & Co., the nominee of The Depository Trust Company ("DTC"), is a holder of record of shares of common stock of Concerto Software, Inc. DTC is informed by its Participant, Goldman, Sachs & Co., that 166,812 of such shares (the "Shares") are beneficially owned by RCG Carpathia Master Fund, Ltd., a customer of Goldman, Sachs & Co.

         In accordance with instructions received from Goldman, Sachs & Co. on behalf of its customer, we hereby assert appraisal rights with respect to the Shares, pursuant to Section 262 of the Delaware General Corporation Law as provided for in the Agreement and Plan of Merger, dated as of October 7, 2003, by and among Melita International Ltd., Bach Merger Sub, Inc. and Concerto.

         RCG Carpathia Master Fund, Ltd. has informed the Participant that it reserves the right to request the Participant to withdraw, and the Participant hereby reserves its right under Section 262 of the Delaware General Corporation Law to withdraw, the Demand for Appraisal for the Shares beneficially owned by RCG Carpathia Master Fund, Ltd. at any time prior to, or within 60 days after, the effective time of the proposed Merger.

         Future correspondence on this matter should be directed as follows:

To:                                                 Copies to:
Christopher Nay                                     Goldman, Sachs & Co.
c/o Goldman, Sachs & Co.                            180 Maiden Lane - 8th Floor
1 New York Plaza - 48th Floor                       New York, NY 10038
New York, NY 10292                                  ATTN: Mike Marciano

                                            Very truly yours,

                                            By: /s/ Alan R. Hutton
                                                --------------------------------
                                            Partner Alan R. Hutton